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                                                                     EXHIBIT 10P
                                                                            3/93
                             FIRST BANK SYSTEM, INC.
                            STOCK OPTION LOAN PROGRAM

                                SUMMARY OF TERMS

          Pursuant to the Stock Option Loan Program adopted by the First Bank System, Inc. ("FBS") Board of Directors, beginning February 27, 1993, active employees holding stock options ("Participants") are entitled to borrow from FBS the amount necessary to pay the exercise price upon exercise of a FBS stock option. Loans will be made to Participants on the following terms:

          1. MAXIMUM LOAN AMOUNT. Participants may borrow up to the full exercise price upon exercise of an FBS stock option. The loan amount will be immediately applied to payment of the exercise price to FBS, and Participants will not directly receive the funds prior to such payment. The loan amount shall not include amounts intended to satisfy applicable tax withholding payments or for any other purpose other than payment of the stock option exercise price.

          2. TERM. Participants may select the length of the term of the loan (in whole years) up to a maximum of six years.

          3. PAYMENT SCHEDULE. Subject to applicable prepayment requirements, all principal and interest on a loan will be payable at the end of the term of the loan. Participants may prepay a loan or any portion thereof with no penalty.

          4. INTEREST RATE. The interest rate on loans will be the applicable federal rate (determined in accordance with Section 1274(d) of the Internal Revenue Code of 1986, as amended) on the date the loan is extended. Interest will be compounded semi-annually and due and payable at the time that the principal is due and payable.

          5. SECURITY. Participants are required to provide FBS with a security interest in all of the FBS Common Stock received upon the exercise of the loan. FBS will retain a Participant's share certificates in connection with securing a loan, and Participants will be required to execute a stock power in favor of FBS. In the event that a Participant elects to deliver shares issued upon exercise to FBS to satisfy the Participant's tax withholding responsibility, however, no security interest will be retained in such shares. In the event of a reclassification of shares of FBS Common Stock, an exchange of shares of FBS Common Stock for another security, a stock split or granting of a stock dividend, or any similar event, FBS or its successor shall retain a security interest in the securities to which the Participant is entitled pursuant to such event. If a Participant desires to sell shares of the capital stock held as collateral for the security interest, the Participant must repay such portion of the loan as is secured by such collateral (i.e., the exercise price on such shares plus accrued interest thereon). Capital stock constituting collateral may be released in blocks of a

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minimum of 100 shares (unless all of the remaining collateral constitutes less than 100 shares). Regardless of any security interest maintained by FBS in shares of FBS Common Stock, Participants are personally liable for the entire amount of any loan under the Loan Program.

          6. TERMINATION OF EMPLOYMENT; DEATH. In the case of retirement by a Participant, the Participant's loan may remain outstanding with the same terms and conditions as if no termination had occurred until the end of its term. In the event of resignation or involuntary termination, the loan must be repayed in full within 90 days of a Participant's last day of active employment. In the case of the death of a Participant, the loan shall become immediately due and payable.

          7. DOCUMENTATION. In connection with loans extended under the Loan Program, Participants will be required to complete such loan documentation as FBS deems appropriate. Such documentation may include, without limitation, a promissory note, a stock power and such documents as are required under Federal Reserve Regulation G.

          8. RIGHT OF OFFSET. In the event that a Participant defaults on repayment of a loan under the Loan Program, and to the extent that the loan repayment is not satisfied by the security interest, FBS may offset wages otherwise owed to a Participant (subject to applicable law).

          9. TERMINATION OF PROGRAM. The Loan Program may be terminated, or its terms and conditions changed, at the discretion of the Board of Directors without notice to Participants; provided, however, that outstanding loans would not be affected by any such termination or changes.



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